Exhibit 8.1

[Letterhead of Winstead PC]

October 11, 2011

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, Texas 78332

Ladies and Gentlemen:

You have asked for our opinions concerning the material federal income tax consequences of (i) the conversion (the “Conversion”) of Forbes Energy Services, Ltd. from a company organized under the law of Bermuda to a Texas corporation pursuant to a Plan of Conversion, Certificate of Formation and Certificate of Conversion as authorized under Section 10.102 of the Texas Business Organizations Code and the Board Resolutions dated November 3, 2010 and April 11, 2011 (the “Conversion Resolutions”) and (ii) the consolidation (“Share Consolidation”) of common shares of Forbes Energy Services, Ltd. in the ratio of four to one as set forth in the Registration Statement (as defined below) which took place before the Conversion (the “Transactions”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Registration Statement (defined below).

In rendering our opinions, we have examined and with your consent are relying upon: (i) the Conversion Resolutions; (ii) the Plan of Conversion; the Certificate of Formation; and the Certificate of Conversion each dated effective as of August 12, 2011 and certified by the Texas Secretary of State on August 12, 2011 (the “Texas Documents”); (iii) the registration statement on Form S-4 relating to the Share Consolidation and the Conversion and any amendments thereto, which includes the prospectus (the “Registration Statement”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Transactions were consummated in accordance with the provisions of the Conversion Resolutions, the Texas Documents and the Registration Statement; and (ii) the statements concerning the Transactions set forth in the Plan of Conversion, the Certificate of Conversion and the Registration Statement are true, complete and correct. If any of the above described assumptions are untrue for any reason or if the Transactions are consummated in a manner that is different from the manner in which it is described in the Conversion Resolutions, the Texas Documents or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any change or inaccuracy that may occur or come to our attention after the date of effectiveness of the the Post-Effective Amendment No. 1 to the Registration Statement.

Based upon and subject to the foregoing, in our opinion, for U.S. Federal income tax purposes: (i) the Conversion qualifies as a reorganization under Section 368(a)(1)(F) of the Code; (ii) a stockholder will not recognize any gain or loss in the Conversion as a result of the conversion of Forbes Bermuda common shares into Forbes Texas common stock; (iii) a stockholder’s basis in Forbes Texas common stock received in the Conversion will equal the basis in the Forbes Bermuda common shares converted therefor; (iv) if a stockholder holds Forbes Bermuda common shares and the Forbes Texas common stock as capital assets, the stockholder’s holding period for Forbes Texas Stock received in the Conversion will include the holding period for the Forbes Bermuda shares converted therefor; (v) neither Forbes Bermuda nor Forbes Texas will recognize gain or loss as a result of the Conversion.

In addition, based upon and subject to the foregoing, in our opinion, for U.S. Federal income tax purposes: (i) the Share Consolidation qualifies as a reorganization under Section 368(a)(1)(E) of the Code; (ii) a stockholder will not recognize any gain or loss on the Share Consolidation (except to the extent that a stockholder receives cash in lieu of fractional shares); (iii) a stockholder’s basis in Forbes Bermuda shares received in the Share Consolidation will equal the basis in the Forbes Bermuda common shares exchanged therefor; (iv) if a stockholder holds the Forbes Bermuda shares as a capital asset, the stockholder’s holding period for Forbes Bermuda shares received in the Share Consolidation will include the holding period for the Forbes Bermuda shares exchanged therefor, and (x) Forbes Bermuda will not recognize gain or loss as a result of the Share Consolidation.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the other tax consequences of the Transactions, including tax consequences under any state, local or foreign law, or with respect to other areas of United States Federal taxation. We are members of the Bar of the State of Texas, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

We are aware that we are referred to under the heading “Tax Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as an exhibit to the Registration Statement.

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To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any U.S. Federal tax advice contained in this document (including any attachments) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

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Very truly yours

/s/ Winstead PC